Exhibit 99.01

Planet Payment

Announces 2013 Results

LONG BEACH, N.Y., March 6, 2014 — Planet Payment, Inc. (NASDAQ:PLPM) (LSE:PPT), a leading provider of international payment and transaction processing and multi-currency processing services, today announced its  results for the fourth quarter and fiscal year ended December 31, 2013.

Financial Highlights for the Fourth Quarter Ended December 31, 2013

•                  Net revenue for the quarterly period was $12.2 million compared to $11.9 million in the fourth quarter of 2012.

•                  Gross foreign currency mark-up for the quarterly period was $30.0 million compared to $30.1 million in the fourth quarter of 2012. (See Table 2 for explanation of this metric).

•                  Net income for the quarterly period was $0.2 million compared to net loss of $(0.1) million in the fourth quarter of 2012.

•                  Adjusted EBITDA for the quarterly period was $1.3 million compared to Adjusted EBITDA of $0.9 million in the fourth quarter of 2012. (See Table 1 for reconciliation of net income (loss) to Adjusted EBITDA).

Financial Highlights for the Year Ended December 31, 2013

•                  Net revenue for the year was $46.6 million compared to $43.6 million for fiscal year 2012.

•                  Gross foreign currency mark-up for the year was $107.0 million compared to $103.2 million for fiscal year 2012.  (See Table 2 for explanation of this metric).

•                  Net income was $22,006 or $0.00 per diluted share compared to net loss of $(4.5) million or $(0.09) per diluted share for fiscal year 2012.

•                  Adjusted EBITDA for the year was $4.2 million compared to $2.4 million for fiscal year 2012. (See Table 1 for reconciliation of net income (loss) to Adjusted EBITDA).

Operational Highlights for the Year Ended December 31, 2013

•                  Total active merchant locations increased to approximately 61,000 (2012: approx. 41,000) (See Table 2 for explanation of this metric).

•                  Settled multi-currency dollar volume processed was $2.6 billion (2012: $2.6 billion). (See Table 2 for explanation of this metric).

•                  Total settled dollar volume processed increased to $7.1 billion (2012: $6.1 billion) and total settled transactions processed increased to 64.4 million (2012: 46.0 million). (See Table 2 for explanation of these metrics).

•                  Entered into a number of new contracts, notably a number of processing agreements with Visa building on our strategic partnership for emerging markets and an extension of our multi-currency processing agreements with Network International. We also signed an agreement with BCA for our PYC service in Indonesia which was launched in December.

•                  Became an acquiring member of UnionPay International and signed a direct acquiring agreement with Discover

•                  Launched services with ICBC in Macau; in the U.S. we launched Billabong with Vantiv and additional ATMs with Payment Alliance International and integrated hospitality solutions were launched with MICROS in Canada and Mexico.

•                  Integrated the Commercial Services Platform and its enabling technology, which allows us to provide commercial services at the point-of-sale.

•                  Continued to enhance our processing platform including launching support UnionPay online and at the point-of-sale, to help merchants access the Chinese market.

•                  Launched solutions with Visa for POS and ATM services for banks in Myanmar and Grupo Bimbo in Mexico.

Commenting on the results, Carl Williams, CEO of Planet Payment, Inc., said:

“I believe our achievements in 2013, that are in various stages of implementation and roll-out, will validate that Planet Payment is on the right path. I am enthusiastic to be leading Planet Payment at this stage of the Company’s evolution.”

Conference Call

The Company will host a conference call to discuss fourth quarter 2013 financial results today at 5:00 pm New York time.  Carl Williams, Chief Executive Officer, and Robert Cox, Chief Financial Officer will host the call.  The call will be webcast live from the Company’s investor relations website at http://ir.planetpayment.com/.  The conference call can also be accessed live over the phone by dialing (877) 705-6003, or for international callers (201) 493-6725.  A replay will be available approximately two hours after the call concludes and can be accessed on our website or by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 13574809.  The replay will be available until our next earnings call on our website or via telephone until Friday, March 14, 2014.

Additional analysis of the Company’s performance can be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Annual Report on Form 10-K to be filed at www.sec.gov and posted on the Company’s investor relations website.

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 22 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include ‘forward-looking statements’. All statements other than statements of historical facts included herein, including, without limitation, those regarding the financial position, business strategy, plans and objectives of management for future operations of both Planet Payment and its business partners, net revenue, net income (loss), Adjusted EBITDA, diluted earnings per share, future service launches with customers and new initiatives and customer pipeline are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in future, which assumptions may or may not be fulfilled in practice. Implementation of some or all of the new services referred to is subject to regulatory or other third party approvals.  Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by processors, acquirers, merchants and others may take longer than anticipated, or may not occur at all, regulatory changes and changes in card association regulations and practices, changes in domestic and international economic conditions and changes in volume of international travel and commerce and others. Additional risks may arise, with respect to commencing operations in new countries and regions, of which Planet Payment is not fully aware at this time. See the Company’s Annual Report Form 10-K, filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Enquiries:

Planet Payment, Inc.	Tel: + 1 516 670 3200
Robert Cox (CFO and COO)	www.planetpayment.com

Canaccord Genuity Ltd (UK) (Nomad for Planet Payment)
Simon Bridges / Cameron Duncan	Tel: +44 20 7523 8000

Non-GAAP Financial Information

The Company provides certain non-GAAP financial measures in this statement.    Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period results. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation.  These non-GAAP key business indicators, which include Adjusted EBITDA, should not be considered replacements for and should be read in conjunction with the GAAP financial measures.

We define Adjusted EBITDA as GAAP net income (loss) adjusted to exclude: (1) interest expense, (2) interest income, (3) provision (benefit) for income taxes, (4) depreciation and amortization, (5) stock-based expense from options and warrants and (6) certain other items management believes affect the comparability of operating results. Please see “Adjusted EBITDA” below for more information and for a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

Table 1. Reconciliation of Net Income (Loss) to Adjusted EBITDA

For the three months and year ended December 31, 2013 and 2012

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
	US$Millions
ADJUSTED EBITDA:

Net income (loss)	$0.2	$(0.1)	$0.0	$(4.5)
Interest expense	0.0	0.0	0.1	0.1
Interest and other expense (income)	0.0	0.0	0.0	0.0
(Benefit) provision for income taxes	0.0	(0.1)	0.0	0.2
Depreciation and amortization	0.7	0.8	2.9	2.8
Expensing of deferred IPO costs(1)	0.0	0.0	0.0	2.6
Stock-based expense	0.4	0.3	1.2	1.1
Acquisition deal costs	0.0	0.0	0.0	0.1
Adjusted EBITDA (non-GAAP)	$1.3	$0.9	$4.2	$2.4

(1)   In July 2011 we filed our first registration statement on Form S-1.  From July 2011 through August 2012 we continued to update and amend Form S-1.  During the quarter ended September 30, 2012 we determined that it is likely that our IPO will be postponed for a period in excess of 90 days and as a result deemed it to be an aborted offering in accordance with the guidance set forth in ASC 340-10-S99-1. For the three months ending September 30, 2012, we expensed previously deferred IPO costs of $2.3 million associated with our registration statement on Form S-1 as well as any IPO costs incurred in the third quarter to selling, general and administrative expenses.  The total amount of the expense for the year was $2.6 million.

Table 2.  Explanation of Key Metrics

	Year ended December 31,
	2013	2012

KEY METRICS:

Consolidated gross billings(1)	$123,766,535	$117,945,131
Total settled dollar volume processed(2)	$7,054,447,195	$6,114,241,521
Total active merchant locations (at period end)(3)	61,029	40,918
Total settled transactions processed(4)	64,438,090	45,968,171

Multi-currency processing services key metrics:
Active merchant locations (at period end)(3)	23,628	22,015
Settled transactions processed(5)	12,496,150	11,883,366
Gross foreign currency mark-up(6)	$107,013,919	$103,174,205
Settled dollar volume processed(7)	$2,645,757,541	$2,628,252,265
Average net mark-up percentage on settled dollar volume processed(8)	1.13%	1.10%

Payment processing services key metrics:
Active merchant locations (at period end)(3)	37,424	18,921
Payment processing services revenue(9)	$16,752,616	$14,770,926
Settled transactions processed(10)	51,941,940	34,084,805
Settled dollar volume processed(11)	$4,408,689,654	$3,485,989,256

(1)                                 Represents gross foreign currency mark-up plus payment processing services revenue.

(2)                                 Represents total settled dollar volume processed through both our multi-currency and payment processing services.

(3)                                 We consider a merchant location to be active as of a date if the merchant completed at least one revenue-generating transaction at the location during the 90-day period ending on such date. The total number of active merchant locations exceeds the total number of merchants, as merchants may have multiple locations. As of December 31, 2013 and 2012, there were 23 and 18 active merchant locations, respectively, included in both multi-currency and payment processing active merchant locations but are not included in total active merchant locations, in order to eliminate counting these locations twice.

(4)                                 Represents total settled transactions (excluding other transaction types such as authorizations and rate look-ups).

(5)                                 Represents settled transactions processed using our multi-currency processing services (excluding other transaction types such as authorizations and rate look-ups).

(6)                                 Represents the gross foreign currency mark-up amount on settled dollar volume processed using our multi-currency processing services. Gross foreign currency mark-up represents multi-currency processing services net revenue plus amounts paid to acquiring banks and their merchants associated with such multi-currency processing transactions. Management believes this metric is relevant because it provides the reader an indication of the gross mark-up derived from multi-currency transactions processed through our platform during a given period.

(7)                                 Represents the total settled dollar volume processed using our multi-currency processing services.

(8)                                 Represents the average net mark-up percentage earned on settled dollar volume processed using our multi-currency processing services. The average net mark-up percentage on settled dollar volume processed is calculated by taking the reported total multi-currency processing services net revenue ($29.8 million, and $28.8 million for the years ended December 31, 2013 and 2012,  respectively) and dividing by settled dollar volume processed.

(9)                                 Represents revenue earned and reported on payment processing services.

(10)                          Represents settled transactions processed using our payment processing services (excluding other transaction types such as authorizations and rate look-ups).

(11)                          Represents the total settled dollar volume processed using our payment processing services.

Planet Payment, Inc. unaudited consolidated balance sheets

	December 31,
	2013	2012

Current assets:
Cash and cash equivalents	$6,572,468	$6,002,457
Restricted cash	3,471,023	2,517,616
Accounts receivable, net of allowances of $0.2 million and $1.5 million as of December 31, 2013 and 2012, respectively	6,016,296	5,585,815
Prepaid expenses and other assets	1,457,660	2,395,137
Total current assets	17,517,447	16,501,025
Other assets:
Restricted cash	446,044	669,406
Property and equipment, net	2,198,640	1,396,154
Software development costs, net	4,904,415	4,776,320
Intangible assets, net	2,820,909	3,289,590
Goodwill	362,063	347,599
Security deposits and other assets	2,141,620	338,408
Total other assets	12,873,691	10,817,477
Total assets	$30,391,138	$27,318,502
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$585,604	$889,118
Accrued expenses	5,032,620	5,298,789
Due to merchants	3,018,900	2,546,140
Current portion of capital leases	466,010	337,588
Total current liabilities	9,103,134	9,071,635
Long-term liabilities:
Long-term portion of capital leases and deferred revenue	1,432,513	364,010
Total long-term liabilities	1,432,513	364,010
Total liabilities	10,535,647	9,435,645
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock—10,000,000 shares authorized as of December 31, 2013 and 2012, $0.01 par value: Series A—2,243,750 issued and outstanding as of December 31, 2013 and 2012; $8,975,000 aggregate liquidation preference	22,438	22,438
Common stock—250,000,000 shares authorized as of December 31, 2013 and 2012, $0.01 par value, and 55,037,488 and 53,658,857 shares issued and outstanding as of December 31, 2013 and 2012, respectively	550,375	536,589
Additional paid-in capital	101,038,685	99,199,149
Accumulated other comprehensive income	135,231	37,925
Accumulated deficit	(81,891,238)	(81,913,244)
Total stockholders’ equity	19,855,491	17,882,857
Total liabilities and stockholders’ equity	$30,391,138	$27,318,502

Planet Payment, Inc. unaudited consolidated statements of operations

	Year ended December 31,
	2013	2012	2011

Revenue:
Net revenue	$46,566,065	$43,578,016	$41,858,166
Operating expenses:
Cost of revenue:
Payment processing service fees	11,236,262	10,943,290	11,677,012
Processing and service costs	13,048,294	11,010,778	9,093,674
Total cost of revenue	24,284,556	21,954,068	20,770,686
Selling, general and administrative expenses	22,241,656	25,865,652	18,152,014
Total operating expenses	46,526,212	47,819,720	38,922,700
Income (loss) from operations	39,853	(4,241,704)	2,935,466
Other income (expense):
Interest expense	(66,905)	(55,987)	(319,098)
Interest income	1,038	1,236	1,582
Other income (expense), net	88,889	(8,739)	98,682
Total other income (expense), net	23,022	(63,490)	(218,834)
Income (loss) from operations before provision for income taxes	62,875	(4,305,194)	2,716,632
Provision for income taxes	(40,869)	(147,111)	(331,903)
Net income (loss)	$22,006	$(4,452,305)	$2,384,729
Basic net income (loss) per share applicable to common stockholders	$0.00	$(0.09)	$0.04
Diluted net income (loss) per share applicable to common stockholders	$0.00	$(0.09)	$0.04
Weighted average common stock outstanding (basic)	52,943,203	52,187,144	49,348,033
Weighted average common stock outstanding (diluted)	54,465,285	52,187,144	52,167,492

Planet Payment, Inc. unaudited consolidated statements of cash flows

	Year ended December 31,
	2013	2012	2011

Cash flows from operating activities:
Net income (loss)	$22,006	$(4,452,305)	$2,384,729
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation expense	1,227,369	1,075,079	555,882
Depreciation and amortization expense	2,872,167	2,831,379	2,416,873
Provision for doubtful accounts	326,457	136,350	75,384

Deferred tax benefit	(583,420)	(66,009)	—
Disposal of property and equipment	4,979	86,388	—
Expensing of deferred IPO costs	—	2,346,210	—
Accrued insurance proceeds	—	(100,000)	—
Gain on insurance settlement	(301,281)	—	—
Non-cash interest expense on convertible debt	—	—	254,636
Non-cash interest expense on term debt	—	—	—
Warrant expense	—	—	14,928
Common stock issued for payment of account payable	—	—	20,000
Derecognition of note payable	—	—	(700,000)
Non-cash prepayment fee on conversion of convertible debt	—	—	601,318
Changes in operating assets and liabilities net of effects of acquisitions:
(Increase) decrease in settlement assets	(703,407)	(575,707)	118,448
Increase in accounts receivables, prepaid expenses and other current assets	(657,188)	(1,725,523)	(1,825,403)
(Increase) decrease in security deposits and other assets	(482,065)	(11,575)	32,051
Increase in accounts payable and accrued expenses	336,367	1,713,071	2,088,190
Increase (decrease) in due to merchants	472,760	409,076	(157,188)
Other	(14,594)	(65,018)	(13,128)
Net cash provided by operating activities	2,520,150	1,601,416	5,866,720
Cash flows from investing activities:
Insurance proceeds	401,281	—	—
(Increase) decrease in restricted cash	(26,638)	(9,448)	90,042
Purchase of property and equipment	(828,730)	(269,557)	(161,705)
Capitalized software development	(1,443,010)	(1,360,091)	(1,862,653)
Purchase of intangible assets	(162,181)	(149,420)	(78,453)
Cash paid for business combination, net of cash acquired	—	(1,577,829)	—
Net cash used in investing activities	(2,059,278)	(3,366,345)	(2,012,769)
Cash flows from financing activities:
Proceeds from issuance of common stock	589,131	774,749	269,965

	Year ended December 31,
	2013	2012	2011

Principal payments on capital lease obligations	(479,992)	(324,795)	(284,682)
Payment of IPO costs	—	(354,531)	(1,349,770)
Net cash provided by (used in) financing activities	109,139	95,423	(1,364,487)
Effect of exchange rate changes on cash and cash equivalents(*)	—	—	—
Net (decrease) increase in cash and cash equivalents	570,011	(1,669,506)	2,489,464
Beginning of period	6,002,457	7,671,963	5,182,499
End of period	$6,572,468	$6,002,457	$7,671,963
Supplemental disclosure:
Cash paid for:

Interest	$63,352	$53,994	$64,462
Income taxes	568,055	541,933	233,535
Non cash investing and financing activities:
Convertible debt converted to common stock	$—	$—	$8,979,926
Common stock issued for BPS acquisition	—	1,596,862	—
Common stock issued for stock options and warrants exercised	2,273	13,335	354
Assets acquired under capital leases	728,082	530,984	349,484
Accrued capitalized hardware, software and fixed assets	27,566
Capitalized stock-based compensation	52,133	—	—
Accrued IPO costs	—	—	301,019

(*)                                 For the years ended December 31, 2013, 2012 and 2011, the effect of exchange rate changes on cash and cash equivalents was inconsequential.

Planet Payment, Inc. unaudited consolidated statements of changes in convertible preferred stock and stockholders’ equity

	Convertible preferred stock $0.01 par value 4,000,000 shares authorized as of December 31, 2010 and 2011 and 10,000,000 shares authorized as of December 31, 2012 and 2013 Series A

Common stock
$0.01 par value—
70,000,000 shares
authorized as of
December 31, 2010
and 80,000,000 shares
authorized as of
December 31, 2011 and
250,000,000 shares
authorized as of
December 31, 2012 and
2013

					Additional	Accumulated other		Total
	Shares issued	Shares Value	Issued	Par value	paid-in capital	comprehensive (loss) income	Accumulated deficit	stockholders’ equity
Balance—December 31, 2010	2,243,750	22,438	46,068,496	460,684	85,066,856	(27,600)	(79,845,668)	5,676,710
Stock issued	—	—	4,484,776	44,848	9,811,033	—	—	9,855,881
Restricted stock issued	—	—	915,000	9,150	—			9,150
Warrants exercised	—	—	28,560	286	(286)	—	—	—
Options exercised	—	—	267,573	2,676	258,139	—	—	260,815
Warrant expense	—	—	—	—	14,928	—	—	14,928
Stock-based compensation expense	—	—	—	—	555,882	—	—	555,882
Cumulative translation adjustment	—	—	—	—	—	(13,129)	—	(13,129)
Net income	—	—	—	—	—	—	2,384,729	2,384,729
Balance—December 31, 2011	2,243,750	22,438	51,764,405	517,644	95,706,552	(40,729)	(77,460,939)	18,744,966
Stock issued — Acquisition of BPS	—	—	488,337	4,884	1,596,862	—	—	1,601,746
Warrants exercised	—	—	917,602	9,176	(9,176)	—	—	—
Options exercised	—	—	488,513	4,885	769,864	—	—	774,749
Stock-based compensation expense	—	—	—	—	1,135,047	—	—	1,135,047
Cumulative translation adjustment	—	—	—	—	—	78,654	—	78,654
Net loss	—	—	—	—	—	—	(4,452,305)	(4,452,305)
Balance— December 31, 2012	2,243,750	22,438	53,658,857	536,589	99,199,149	37,925	(81,913,244)	17,882,857
Restricted stock issued	—	—	860,739	8,607	(23,918)	—	—	(15,311)
Warrants exercised	—	—	213,123	2,131	(2,131)	—	—	—
Options exercised	—	—	304,769	3,048	586,083	—	—	589,131
Stock-based compensation expense	—	—	—	—	1,279,502	—	—	1,279,502
Cumulative translation adjustment	—	—	—	—	—	97,306	—	97,306
Net income	—	—	—	—	—	—	22,006	22,006
Balance— December 31, 2013	2,243,750	$22,438	55,037,488	$550,375	$101,038,685	$135,231	$(81,891,238)	$19,855,491

Planet Payment, Inc.

Notes to unaudited consolidated financial statements

1. Business description and basis of presentation

Business description

Planet Payment, Inc. together with its wholly owned subsidiaries (“Planet Payment,” the “Company,” “we,” or “our”) is a provider of international payment and transaction processing and multi-currency processing services. The Company provides its services to approximately 61,000 active merchant locations in 22 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through its acquiring bank and processor customers, as well as through its own direct sales force.  The Company provides banks and their merchants with innovative services to accept, process and reconcile electronic payments.  The Company’s point-of-sale and e-commerce are integrated within the international payment card transaction process enabling its acquiring customers to process and reconcile payment transactions in multiple currencies, geographies and channels. The Company’s ATM services provide its domestic and international acquirers with additional processing capabilities to help them increase revenue and improve customer satisfaction.  The Company also offers non-financial transaction processing services that allow merchants to offer a range of value added services including pre-paid mobile phone top-up, bill payments and insurance premiums, using the same point-of-sale devices deployed to accept payment cards.  The Company is a registered third party processor with the major card associations and operates in accordance with industry standards, including the Payment Card Industry, or PCI, Security Council’s Data Security Standards.

Company structure

Planet Payment was incorporated in the State of Delaware on October 12, 1999 as Planet Group Inc. and changed its name to Planet Payment, Inc. on June 18, 2007.

Since March 20, 2006, shares of the Company’s common stock have traded on the Alternative Investment Market of the London Stock Exchange, or AIM, under the symbols “PPT” and “PPTR.”  From November 19, 2008 until December 14, 2012, shares of our common stock were traded on the OTCQX under the symbol “PLPM.”  On December 17, 2012 shares of our common stock began trading on NASDAQ under the symbol “PLPM.”

Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The accompanying consolidated financial statements include the accounts of Planet Payment, Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

The Company combined the equity classification line item “Warrants” (previously presented separately) with additional paid-in capital on the consolidated balance sheet as of December 31, 2013 and 2012.